Exhibit 19

LIFEMD, INC.

INSIDER TRADING POLICY

This Insider Trading Policy (“Policy”) sets forth the policies of LifeMD, Inc. (the “Company”) on trading and causing the trading of securities while in possession of confidential information.

Purpose

The Board of Directors of the Company has adopted this Policy to provide guidance to Insiders (as defined below) about trading in the Company’s securities and the securities of any publicly traded companies with whom the Company has a business relationship.

This Policy is designed to: (i) promote compliance with applicable securities laws in order to preserve the Company’s reputation for integrity and ethical conduct, (ii) provide guidelines for transactions in the securities of the Company, and (iii) provide guidelines for the handling of confidential information about the Company and any companies with which the Company does business.

Scope

The Policy applies to the following “Insiders:” (i) Covered Persons (as defined below) and other employees of the Company and its subsidiaries, (ii) the Company’s and its subsidiaries’ contractors and consultants who may have access to material nonpublic information concerning the Company and/or third parties conducting business with the Company or its subsidiaries and (iii) Associated Persons (as defined below).

For purposes of this Policy, “Covered Persons” include: (i) all directors of the Company; (ii) all officers of the Company; and (iii) all employees in the finance, accounting, analytics, legal, and corporate development & strategy functions—as well as personal or administrative assistants to any of the aforementioned—that have regular access to material, nonpublic information about the Company in the normal course of their duties. The Chief Legal Officer shall determine who is a Covered Person for purposes of this Policy.

For purposes of this Policy, “Associated Person(s)” include: members of Insiders’ immediate family and persons sharing their household; it also covers venture capital funds and other entities (such as partnerships, trusts and corporations) that are “affiliated” or “associated” with such Insider(s). “Affiliated” means directly or indirectly controlled or controlled by, or under common control with, such Insider(s). “Associated” means (1) a corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such Insider(s) is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (2) any trust in which such Insider(s) has a substantial beneficial interest or as to which such Insider serves as trustee or in a similar capacity.

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1.	The Basic Policy—No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a)	No Insider may purchase or sell any security, whether or not issued by the Company, while in possession of material nonpublic information concerning the security. (The terms “material” and nonpublic” are defined in Section 2 below.)
(b)	No Insider who knows of material nonpublic information may communicate or “tip” that information to any other person if he or she has reason to believe that the information may be improperly used in connection with securities trading.
(c)	Covered Persons and their Associated Persons must “preclear” all trading in securities of the Company in accordance with the procedures set forth in Section 4 below.
(d)	This Policy applies to all transactions in the Company’s equity securities, including common stock and any other type of securities that the Company may issue, such as preferred stock, notes, bonds, convertible debentures and warrants, and exchange-traded options (including puts and calls) and other derivative securities. This Policy applies to sales, purchases, gifts, exchanges, pledges, options, hedges, puts, calls and short sales.

2.	The Law Against “Insider Trading”

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” In recent years this has become a major focus of the enforcement program of the Securities and Exchange Commission (the “SEC”) and of criminal prosecutions brought by United States Attorneys.

(a)	Application to Non-Insiders and to Securities Other Than Securities of the Company

Prohibitions against “insider trading” apply to trades, tips, and recommendations by Insiders —if the information involved is “material” and “nonpublic.” Thus, for example, the prohibitions would apply if you trade on the basis of material nonpublic information you obtain regarding the Company, its borrowers, customers, suppliers, or other corporations with which the Company has contractual relationships or may be negotiating transactions. For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Company’s Chief Legal Officer.

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(b)	Materiality

Insider trading restrictions come into play if the information you possess is “material.” Materiality, however, involves a low threshold.

Information is generally regarded as “material” if it has market significance, that is, if its public dissemination could be reasonably expected to affect the market price of securities when publicly disseminated, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

●	Significant changes in the Company’s prospects;

●	Material financial information, including, but not limited to, material revenue, earnings, and related information;

●	Performance against or changes to guidance on financial performance;

●	Major changes in accounting methods or policies;

●	A change in auditor or notification that the auditor’s report may no longer be relied upon;

●	Significant write-downs in assets or increases in reserves;

●	A change in dividend policy;

●	News about significant new products, services or lines of business;

●	The gain or loss of a significant supplier or client or business partner;

●	Developments regarding pending or threatened significant legal proceedings or government agency investigations;

●	Major changes in management or the Board of Directors;

●	Extraordinary borrowings;

●	Award or loss of a significant contract;

●	Changes in debt ratings;

●	Proposals, plans, or agreements for major strategic transactions, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

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●	Significant cybersecurity incidents, including failures, interruptions, and breaches leading to a significant disruption in the Company’s operations;

●	Impending bankruptcy or significant financial, liquidity, or going concern issues;

●	Material public or private offerings of securities;

●	Stock splits and repurchases; and

●	The imposition of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is small. When in doubt about whether particular nonpublic information is material, exercise caution. Consult the Chief Legal Officer before making a decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(c)	Nonpublic Information

Insider trading prohibitions come into play when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally. Even after public disclosure of information regarding the Company, you must wait two full business days for the information to be absorbed by public investors before you can treat the information as public.

Nonpublic information may include:

●	Information available to a select group of analysts or brokers or institutional investors;

●	Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

●	Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (two full business days).

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As with questions of materiality, when in doubt about whether information is nonpublic, call the designated Chief Legal Officer or assume that the information is “nonpublic” and, therefore, treat it as confidential.

3.	Severe Penalties for Violating Insider Trading Laws

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and supervisors. A person who violates the insider trading laws can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC may seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation.” Such persons may be held criminally liable for up to $5 million in fines and up to 20 years in prison and civilly liable for up to three times the amount of the profit gained or loss avoided.

Compliance with the policies of the Company is a condition of continued employment or service with the Company of each employee, officer, and director. An employee’s failure to comply with the Company’s insider trading policy will subject the employee to Company-imposed sanctions, which may include dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may also determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory, and noncompliance is a ground for dismissal. Exceptions to these policies, if any, may only be granted by the Chief Legal Officer and must be provided in writing before any activity contrary to the requirements included in this Policy takes place.

4.	Preclearance of Securities Transactions

Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to preclear all purchases and sales of the Company’s securities in accordance with the following procedures:

(a)	Subject to the exemption in part “(d)” below, no Covered Person may, directly or indirectly, purchase or sell any security issued by the Company without first obtaining prior approval from the Chief Legal Officer. These procedures also apply to transactions by their Associated Persons.

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(b)	The Chief Legal Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted.

(c)	Requests are most likely to be approved for trading that is to occur in the following “window periods”:

(i) Commencing at the close of trading on the second full business day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the eleventh business day of the third month of the next fiscal quarter. For example, if public disclosure occurs on Monday, May 14th, trading requests would likely be approved from Thursday, May 17th through Thursday, June 14th; or

(ii) Following the wide dissemination of information on the status of the Company and current results.

(d)	Preclearance is not required for purchases and sales of securities under a preexisting written plan, contract, instruction, or arrangement that is adopted pursuant to SEC Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) and approved in writing by the Chief Legal Officer or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”). Generally, Rule 10b5-1(c) trading plans are developed in consultation with individual counsel and not the responsibility of the Chief Legal Officer. For more information about Rule 10b5-1 trading plans, see Section 5 below.

5.	Rule 10b5-1 Trading Plans, Section 16 and Rule 144

(a)	Rule 10b5-1 Trading Plans

(i)	Overview.

Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Chief Legal Officer, or such other Authorizing Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

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Trading Plans do not exempt individuals from complying with Section 16 short swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

An Insider may enter into a Trading Plan only when he or she is not in possession of material, nonpublic information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further preclearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s Securities Counsel to assist in the preparation and filing of a required Form 4. Such reporting may be oral or in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.

The Company reserves the right from time to time to suspend, discontinue, or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section 5 and result in a loss of the exemption set forth herein.

(ii)	Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Chief Legal Officer or Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and may establish a new Trading Plan in accordance with the terms of Rule 10b5-1.

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A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, nonpublic information. Plan amendments must take effect in accordance with the terms of Rule 10b5-1.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Chief Legal Officer or Authorizing Officer is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

(iii)	Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Chief Legal Officer or Authorizing Officer.

The Chief Legal Officer or Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further preclearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

(iv)	Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires _____.” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. The box indicating that the transaction was made pursuant to a Trading Plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) should be checked, if applicable.

(v)	Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows, and for Covered Persons, preclearance. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank.

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Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the Chief Legal Officer or Authorizing Officer will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

(vi)	Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

(vii)	Public Disclosure

The Company will make a public disclosure that Trading Plans are being implemented by a director or officer in accordance with Item 408 of Regulation S-K. It may also respond to inquiries from the media as transactions are made under a Trading Plan.

(viii)	Prohibited Transactions

The transactions prohibited under Section 6 of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

(ix)	Limitation on Liability

None of the Company, the Chief Legal Officer, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section 5 or a request for preclearance submitted pursuant to Section 4 of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section 5 or preclearance of a transaction pursuant to Section 4 of this Policy, none of the Company, the Chief Legal Officer, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

(b)	Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales

(i)	Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) generally requires all officers, directors and 10% stockholders (“insiders”), within 10 days after the insider becomes an officer, director or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s stock, options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.

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(ii)	Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the Chief Legal Officer prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s stock, options or warrants.

(iii)	Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company’s equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

The Chief Legal Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

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(c)	Rule 144

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company restricted and control securities must comply with the requirements of Rule 144, which are summarized below:

●	Holding Period. Restricted securities must be held for at least six months before they may be sold in the market.

●	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.

●	Volume Limitations. For affiliates, total sales of Company common stock for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

●	Method of Sale. For affiliates, the shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

●	Notice of Proposed Sale. For affiliates, a notice of the sale (a Form 144) may be required to be filed with the SEC at the time of the sale if the sale involves more than 5,000 shares or the aggregate dollar amount is greater than $50,000 in any three-month period. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

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6.	Prohibited Activities

(a) Prohibitions. Except for limited exceptions described below, the following activities are prohibited under this Policy:

(i) No Insider may purchase, sell, transfer or effectuate any other transaction in Company securities while in possession of material nonpublic information concerning the Company or its securities. This prohibition includes sales of shares received upon exercise of stock options or upon vesting of Restricted Stock Units and Awards, and shares held in the Company’s 401(k) plan.

(ii) No Insider may “tip” or disclose material nonpublic information concerning the Company or its securities to any outside person (including family members, affiliates, analysts, investors, members of the investment community and news media). Should an Insider inadvertently disclose such information to any other person, the Insider must promptly inform the Chief Legal Officer regarding this disclosure. The Company will take steps necessary to preserve the confidentiality of the information, including requiring the tippee to agree in writing to comply with the terms of this Policy and/or sign a confidentiality agreement.

(iii) No Insider may purchase Company securities on margin, hold Company securities in a margin account, or otherwise pledge Company securities as collateral for a loan because, in the event of a margin call or default on the loan, the broker or lender could sell the shares at a time when the Insider is in possession of material nonpublic information, resulting in liability for insider trading. In addition, pledging of securities by Insiders, including margin arrangements, can be perceived to undermine the alignment of their interests and incentives with the long-term interests of other stockholders.

(iv) Short-term and speculative trading in Company securities, as well as hedging and other derivative transactions involving Company securities, can create the appearance of impropriety and may become the subject of an SEC investigation, particularly if the trading occurs before a major Company announcement or is followed by unusual activity or price changes in the Company’s stock. These types of transactions can also result in inadvertent violations of insider trading laws and/or liability for short-swing profits under Section 16(b) of the 1934 Act. Therefore, it is the Company’s policy to prohibit the following activities, even if you are not in possession of material nonpublic information:

1.	No Insider may trade in any interest or position relating to the future price of Company securities, such as put or call options or other derivatives, or short sale of Company securities.

2.	No Insider may hedge Company securities. A “hedge” is a transaction designed to offset or reduce the risk of a decline in the market value of an equity security, and can include, but is not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

3.	Insiders may not trade in securities of the Company on an active basis, including short term speculation.

(v) No Insider may trade in securities of another company if the Insider is in possession of material nonpublic information about that other company which the Insider learned in the course of their work for the Company.

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(b) Exceptions to Prohibited Activities. Prohibitions in trading securities under this Policy do not include:

(i) 401(k) Investments. The investment of 401(k) plan contributions in a Company stock fund resulting from periodic contribution of money to the 401(k) plan pursuant to a payroll deduction election. However, any changes in an investment election regarding the Company’s stock are subject to trading restrictions under this Policy, including: an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company securities fund; an election to make an intra-plan transfer of an existing account balance into or out of the Company securities fund; an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company securities fund balance; and an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company securities fund.

(ii) Mutual Fund Investments. To the extent an Insider has mutual funds holdings which, in turn, invest in the Company stock, transactions under such fund are excluded from this Policy.

(iii) Stock Option Exercises. The exercise of vested stock options where no Company stock is sold to fund the option exercise. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, as well as the subsequent sale of exercised shares.

(iv) Stock Award Vesting. The receipt of Company stock upon vesting of stock awards. This Policy does apply, however, to the subsequent sale of those shares.

(v) Tax Withholding. The withholding of Company stock by the Company in payment of tax obligations. This Policy does apply, however, to the sale of those shares in order to pay tax obligations.

(vi) Trading Plans. Company securities purchased or sold under a Company authorized Trading Plan (see Section 4(d) above).

(vii) Changes in Form of Beneficial Ownership. To the extent that a transaction by an Insider effects only a change in the form of the Insider’s beneficial ownership of securities without changing the Insider’s pecuniary interest in the securities, such transactions are excluded from this Policy. A change in form of beneficial ownership may include contributions to, and distributions of annuity obligations from, grantor retained annuity trusts where the Insider serves as trustee and sole annuitant; distributions to an Insider of securities previously beneficially owned indirectly through an employee benefit plan; other changes from indirect to direct ownership, and vice versa; or a change from one form of indirect ownership to another form of indirect ownership.

(viii) Certain Gifts. Gifts by an Insider unless [the Insider has reason to believe that] the recipient will sell at a time when the Insider is in possession of material nonpublic information. Gifts by Covered Persons are subject to preclearance.

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7.	Blackout Periods Applicable to Covered Persons

(a) No Trading During Blackout Periods. No Covered Person may trade or effectuate any other transactions in Company securities during regular blackout periods or during any special blackout periods designated by the Chief Legal Officer (except for the limited exceptions described in Section 6(b) above). Remember that even during an open trading window, you may not trade in Company securities if you are in possession of material nonpublic information concerning the Company or its securities.

(b) Regular Blackout Periods Defined. Subject to obtaining preclearance from the Chief Legal Officer, Covered Persons may not trade in Company securities during the period beginning on the 15th day of the last month of each quarter (March, June, September, December) and ending on the third business day following the release of the Company’s earnings for that quarter. To provide clarity, the Chief Legal Officer will notify Covered Persons, in advance of each quarter end, of the date on which the blackout period begins and ends. Trades made pursuant to an approved 10b5-1 Trading Plan (see Section 4(d) above) are exempted from this restriction.

(c) Special Blackout Periods. From time to time, the Chief Legal Officer may determine that trading in Company securities is inappropriate during an otherwise open trading window due to the existence of material nonpublic information. Accordingly, the Chief Legal Officer may prohibit trading at any time by announcing a special blackout period. The Chief Legal Officer will provide notice of any modification of the trading blackout policy or any additional prohibition on trading during the period when trading is otherwise permitted under this Policy. The existence of a special blackout period should be considered confidential information and Insiders subject to the special blackout period are prohibited from communicating the existence of a special blackout period to anyone who is not subject to it.

(d) Blackout Periods Required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). In order to comply with certain provisions of the Sarbanes-Oxley Act, no director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company during any period of time that participants in the Company’s 401(k) plan are prohibited from trading interests in the Company’s equity securities under such plan. The “blackout period” is defined for purposes of this rule as any period of more than three consecutive business days during which the ability of 50 percent or more of the participants or beneficiaries located in the United States under all individual account plans of the Company to purchase or sell any equity securities of the Company under any such plan is suspended by action of the Company or a fiduciary of the plan. The Sarbanes-Oxley Act requires the Company to timely notify affected directors and executive officers and the SEC of any such blackout period. If you are a director or executive officer of the Company, the Chief Legal Officer will disapprove any requested transaction involving equity securities of the Company that would occur during a blackout period for participants in the Company’s 401(k) plan.

(e) Hardship Trading Exceptions. The Chief Legal Officer may, on a case-by-case basis, authorize trading in Company securities during a trading blackout period due to financial or other hardship. Any person wanting to rely on this exception must first notify the Chief Legal Officer in writing of the circumstance of the hardship and the amount and nature of the proposed trade. Such person will also be required to certify to the Chief Legal Officer in writing no earlier than two business days prior to the proposed trade that he or she is not in possession of material nonpublic information concerning the Company or its securities. Upon authorization from the Chief Legal Officer, the person may trade, although such person will be responsible for ensuring that any such trade complies in all other respects with this Policy.

8.	Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Chief Legal Officer at legal@lifemd.com.

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ATTACHMENT A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by LifeMD, Inc. (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1.	Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2.	Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3.	Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?

4.	Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases and Option Exercises

If a purchase or option exercise for Company stock is to be made:

1.	Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2.	Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?

3.	Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material, nonpublic information which could affect the price of the Company’s stock. All transactions in the Company’s securities by officers and directors must be precleared by contacting the Company’s Chief Legal Officer.

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